EXHIBIT 14.1









                               BE Aerospace, Inc.



                            CODE OF BUSINESS CONDUCT






























02/2003



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                                TABLE OF CONTENTS

INTRODUCTION
ADMINISTERING AND ENFORCING THE CODE OF BUSINESS CONDUCT
         Seeking Guidance - The Corporate Compliance Committee
         Reporting and Investigation of Alleged Violations
         Enforcement
COMPLIANCE WITH APPLICABLE LAWS AND ETHICAL STANDARDS
         Accuracy and Retention of Business Records
         Business Relationships with Non-Company Individuals and Entities
                  Discussions with Foreign Agents and Consultants
                  Requirements Applicable to All Contracts, Agreements
                    and Arrangements
         Gifts and Entertainment
         Conflicts of Interest
         Political Contributions and Lobbying Activities
         Protecting Company Property and Information
         Securities Laws
         Antitrust Laws, Restrictive Trade Practices, Boycotts, Export Controls
           and Technology Transfer
         Restrictions

                                  INTRODUCTION

         This Code of Business Conduct applies to BE Aerospace, Inc. and all subsidiaries and entities controlled by it (collectively, the "Company"), and the Company's directors, officers and employees. Compliance with the Code of Business Conduct is required of all Company employees. The Code of Business Conduct should also be followed by the Company's agents and representatives, including consultants.

         The Company's senior management is charged with ensuring that this Code of Business Conduct and the Company's Corporate Policies will govern, without exception, all business activities of the Company. The Audit Committee of the Board of Directors is responsible for ensuring that appropriate ethics and compliance policies and procedures are maintained.

         Any illegal or unethical action, or the appearance of misconduct or impropriety by anyone acting on the Company's behalf is unacceptable. Each employee should use the Code of Business Conduct as a general guideline. Additional requirements are contained in the Corporate Policies. These Corporate Policies can be obtained from supervisors.

         In addition to complying with the requirements contained in the Corporate Policies, in specific situations, before taking any action each employee should consider the following questions and, unless the answer to each question is "yes," the action should not be taken:

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o    Is this action legal and ethical?

o Does this action comply with both the spirit and the letter of this Code of Business Conduct?

o    Will this action appear appropriate?

o Is it clear that the Company would not be embarrassed or compromised if this action were to become known within the Company or publicly?

         Each supervisor should set an example of ethical behavior by his/her own conduct and his/her oversight of the work and conduct of his/her subordinates and the Company's agents and representatives, including consultants.

         The Code of Business Conduct is not an employment contract between the Company and any employee. No employee should interpret the Code of Business Conduct or any of the Corporate Policies stated in the Code of Business Conduct as a contract for any purpose, including a promise of continued employment.


            ADMINISTERING AND ENFORCING THE CODE OF BUSINESS CONDUCT
              SEEKING GUIDANCE - THE CORPORATE COMPLIANCE COMMITTEE

         The Company's Chief Executive Officer has recommended and our Audit Committee has appointed a Corporate Compliance Committee to oversee compliance with the Code of Business Conduct, and a Chief Compliance Officer to administer the compliance program. All Company employees are required to comply with the policies and instructions promulgated by either the Corporate Compliance Committee or Chief Compliance Officer.

         The following officers of the Company are the current members of the Corporate Compliance Committee:

Jeff Moriarty, Corporate Vice President Law,            561-791-5000 (ext. 1408)
               General Counsel and Chief Compliance Officer
Thomas P. McCaffrey, Corporate Senior Vice President of 561-791-5000 (ext. 1403)
               Administration and Chief Financial Officer
Joseph A. Piegari, Corporate Vice President             561-791-5000 (ext. 1109)
               Human Resources

         The Corporate Compliance Committee shall be responsible for the administration of the Code of Business Conduct. The Committee in consultation with the Chief Executive Officer shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility.

         The Corporate Compliance Committee shall periodically review the Code of Business Conduct and when necessary or desirable, make recommendations to the Chief Executive Officer and the Audit Committee of the Board of Directors (i) to ensure its continued conformance to applicable law; and (ii) to ensure that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated and or corrected.

         Questions about the Code of Business Conduct normally should be addressed to supervisors who will relay them to the Chief Compliance Officer or the Corporate Compliance Committee, if necessary. If the employee is not comfortable raising such questions with his supervisor, they may be addressed to the Chief Compliance Officer or any member of the Corporate Compliance Committee.

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         For an interpretation of law, an employee should communicate directly with the Company's Law Department, which has ultimate responsibility for the resolution of such questions.

         Annually, randomly selected employees will be required to sign a statement that they have followed the Code of Business Conduct and are unaware of any situation that constitutes a violation of the Code of Business Conduct.

                Reporting and Investigation of Alleged Violations

         Every employee should report any violation or suspected violation of law, rules, regulations and the Code of Business Conduct to his/her supervisor or department head, who will report the information to the Chief Compliance Officer. Alternatively, an employee may report the matter directly to any member of the Corporate Compliance Committee. No employee will be retaliated against for making a good faith report of a suspected violation of the Code of Business Conduct.

         BE Aerospace Compliance Line: A toll-free compliance line (888-207-3606) is available to employees as another way to report problems under, or ask questions about, this Code of Business Conduct. (Callers outside the United States should dial the AT&T USADirect access code for the United States, wait for the dial tone, then dial 888-207-3606.) The compliance line is open 24 hours a day, seven days a week. Calls can be made anonymously and the matter will be investigated by the Corporate Compliance Committee or its designee to the extent sufficient information is received to conduct such investigation.

         All reports will be treated confidentially to the extent possible. It is imperative that reporting employees not conduct their own preliminary investigations. Such actions could compromise the integrity of an investigation and adversely affect the Company and others. Employees who wish to follow up on a report may contact the Chief Compliance Officer. If, after discussion with the Chief Compliance Officer or the Corporate Compliance Committee, an employee feels that appropriate action has not taken place, he may report the matter to the Audit Committee of the Board of Directors of the Company. The Company will take all reasonable steps to keep confidential the identity of any employee reporting a suspected violation. No employee shall be subject to retaliation because of any such report made in good faith.

         The Chief Compliance Officer shall report to the Audit Committee of the Board of Directors at least once each year regarding the general effectiveness of the Code of Business Conduct.

                                   Enforcement

         The Company will not tolerate violation or circumvention of any laws of the U.S. or a foreign country by an employee during the course of his/her employment or by any agent or representative acting on the Company's behalf. Nor will the Company tolerate the disregard or circumvention of corporate policy or the engagement in unethical dealings in connection with the Company's business. Employees who fail to comply with this Code of Business Conduct or to cooperate with any investigation will be subject to disciplinary action. In addition, any supervisor, manager or officer who directs, approves or condones infractions, or has knowledge of them and does not act promptly to report and correct them in accordance with this Code of Business Conduct, will be subject to disciplinary action. Disciplinary action may include termination, referral for criminal prosecution and reimbursement to the Company or others for any losses or damages resulting from the violation. If the reporting employee is involved in the Code of Business Conduct violation, the fact that he/she reported the violation will be given consideration by the Company in any resulting disciplinary action.

                  COMPLIANCE WITH APPLICABLE LAWS AND ETHICAL STANDARDS

         It is the policy of the Company that its business shall be conducted in accordance with all applicable laws of the U.S. and foreign jurisdictions, and in a manner that will always reflect a high standard of ethics.

         U.S. laws frequently affect and restrict the activities of Company employees, agents and representatives. For example, various laws require that:



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o    All transactions involving Company assets shall be properly recorded.

o No employee, agent or representative of the Company shall give or offer anything of value to any public official with the intent to influence any official act.

o No employee, agent or representative of the Company shall pay or offer any bribe.

o Except as permitted by law, no funds or assets of the Company shall be contributed to any political party or organization or to any individual who either holds public office or is a candidate for public office.

o There shall be no trading of securities on the basis of material non-public information.

         This is only a very brief summary of a few of the applicable U.S. laws. In its international operations, the Company also encounters laws, regulations, policies and customs that vary widely from those in the U.S.

         Each employee should become aware of the laws, regulations, policies and customs applicable to his/her activities on behalf of the Company, and if a question, potential conflict or violation arises, seek guidance from, or report the matter to, the Chief Compliance Officer or to the Corporate Compliance Committee.

         Accounting standards and applicable U.S. laws require that all transactions and dispositions of Company assets must be properly recorded in all the books and accounts of the Company, and that the Company must establish and maintain a system of internal accounting controls to ensure reliability of its books and records and proper recording of all transactions including disposition of assets.

         The Company shall make and retain books, records and accounts that, in reasonable detail, accurately and fairly reflect the Company's transactions and disposition of its assets and conform to applicable legal requirements and generally accepted accounting principles as applied in the U.S. Each transaction must conform to management's general or specific authorization, and each entity shall devise and maintain an appropriate system of internal accounting controls. No entry may be made on the Company's books and records that misrepresents, hides or disguises the true nature of any transaction.

         The Company shall not:

o Establish or use any secret or off-balance sheet function or account for any purpose;

o Use corporate funds to establish or use any numbered bank account that is not identified by the name of the owner; or

o Establish or use any offshore corporate entity for any purpose other than a legitimate Company business purpose.

         Company records should be retained for the period of time specified in the Company's Record Retention Plan. After that, they may be disposed of unless litigation or an investigation is pending. Employees should consult the Company Law Department for assistance in reviewing applicable retention guidelines or the propriety of disposing of a Company record.


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         The Company follows generally accepted accounting principles in the
United States. For a detailed description of those policies see the Company's most recent Form 10-K as filed with the Securities and Exchange Commission.

         Applicable U.S. law requires that the Company must establish and maintain disclosure controls and procedures to ensure full, fair, accurate, and timely disclosure in reports the Company files with, or submits to the Securities and Exchange Commission ("SEC").

         The Company shall maintain  disclosure controls and to ensure the
accuracy, completeness   and  timeliness  of  disclosures  made  by  the
Company to its securityholders, the SEC and the investment community. The disclosure controls and procedures are set forth in the Company's Disclosure Guidelines.

        Business Relationships with Non-Company Individuals and Entities

         No contract, agreement, arrangement, payment, gift or entertainment, domestic or foreign, shall be offered, promised, agreed, paid or received that would violate any applicable U.S. or foreign law.


o The U.S. Foreign Corrupt Practices Act ("FCPA") makes it a crime for any U.S. company or person to offer or pay anything of value to a foreign official for the purpose of securing any improper advantage in obtaining, retaining or directing business or to induce that official to affect any governmental act or decision. For purposes of the FCPA, a foreign official includes any officer or employee of or any person acting in an official capacity for, or on behalf of, any foreign political party, party official, public international organization, or candidate for foreign political office. A company convicted of violating the anti-bribery provisions of the FCPA may be fined up to $2 million per violation. An employee or agent of the Company who is convicted of a violation of the FCPA may be fined up to $100,000 or imprisoned for up to five years, or both, per violation.

o Federal and state anti-bribery statutes make it a crime to give or offer anything of value to any public official with the intent to influence any official act or induce the official to violate his duty or to commit fraud. A person convicted under Federal law of bribing a public official can be fined as much as three times the amount of the bribe and sentenced to as much as 15 years in prison. State laws establish similar penalties for bribery of state officials. Government agencies and other organizations often have strict standards which generally prohibit their employees from soliciting or accepting gratuities such as entertainment, meals, transportation, gifts or other business courtesies.

o Commercial bribery is both a criminal and a civil offense under federal, state and foreign laws.

         The Company expects all those who do business with the Company to follow the ethical and legal standards set forth in this Code of Business Conduct and the Company's Foreign Corrupt Practices Act Compliance Memorandum.

         Company employees, consultants and representatives must respect the law and the policies of federal, state, local and foreign governments or their agencies with which the Company does business. Corporate policies prohibit the offering or providing of anything of value, under any circumstances, to a domestic or foreign government, official or employee, unless expressly permitted under such Corporate Policies. U.S. rules also apply to the use of intermediaries, such as consultants and sales representatives. Such foreign representatives or intermediaries should not be asked to perform, nor should any Company employee accept, encourage or permit any activity that a Company employee is not permitted to do directly. Any employee asked

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  to make or accept a payment, gift or business gratuity in violation of this
  Code of Business Conduct or the Company's Foreign Corrupt Practices Act Compliance Memorandum must report the matter immediately to the Chief Compliance Officer.

  Discussions with Foreign Sales Representatives and Marketing Consultants

         Employees may be approached by a third party offering to "deliver projects," send the Company orders or otherwise represent the Company in various capacities. Frequently the third party will claim a special relationship or position relative to the matter under consideration and will press for an immediate response or agreement. When solicited by a third party, employees should follow these procedures:

o Make no commitments (oral or written) of any kind. Tell the third party at the outset that there can be no agreement with the Company until both parties have executed a written agreement.

o Do not send the third party any corporate literature until after a written agreement is executed.

o If the third party is unwilling to identify the project unless the Company makes a commitment, the conversation should be politely, but firmly, terminated.

o All sales representative arrangements shall be in accordance with the Company's Process for Sales Representative, Marketing Consultant and Distributor Selection, Approval and Commission Management.

         Written approval of the Chief Compliance Officer or the Corporate Compliance Committee is required prior to signing any sales representative agreement or arrangement that involves:

o    aggregate commission payments of $2,000,000 or more; or

o employment of a foreign government official or a payment of anything having a value of more than $1,000 (other than a facilitating payment approved by the Corporate Compliance Committee) to any foreign government official involving any government contract or action.

         A Marketing Consulting Arrangement is any contract, arrangement or agreement, whether written or not, with a third person, primarily for the purpose of obtaining advice or assistance in obtaining or retaining business with or approvals from any other person or entity including, but not limited to, governmental entities. Written approval of the Company's Law Department is required prior to signing any Marketing Consulting Arrangement that:

o Involves aggregate compensation of $100,000 or more over the term of the Consulting Arrangement; or

o (i) involves multiple, separate or concurrent contracts, agreements or arrangements; (ii) contemplates the utilization of, or the assignment of, contract obligations or fee payments to third parties; (iii) permits unusual multiple payments; (iv) permits upfront payments of any kind in excess of $100,000; (v) involves the use of foreign accounts in countries other than the country in which the consultant is representing the Company; or (vi) involves the use of undisclosed principals or undisclosed third party by the consultant.

      Requirements Applicable to All Contracts, Agreements and Arrangements

         General. The documentation embodying every contract, agreement and arrangement shall fully, clearly and completely reflect the intention of the contracting parties as to all material items and issues that are the subject matter of the contract, agreement or arrangement, including relevant specifics regarding services or goods to be provided and fees to be paid.

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         There shall be no "secret" or unwritten side contracts, agreements or arrangements.

         All contracts, agreements or arrangements must be reviewed prior to execution by the Company's Law Department unless standard form agreements previously prepared or reviewed and approved by the Law Department are utilized (examples include the Company's standard terms and conditions of sale; general terms and purchase and products support agreements; confidentiality agreements; and standard purchase order terms and conditions and supplier agreements.

         Any proposed payment to be made for goods, services or actions is an arrangement subject to this Code of Business Conduct.

                                  Fair Dealing

         Each employee, officer and director should deal fairly with customers, suppliers, competitors and employees. No person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

                             Gifts and Entertainment

         Under no circumstances should any gift or entertainment ever be offered, given, provided or accepted by any Company employee, immediate family member of an employee or agent unless such gift or entertainment:

o    Is not a cash gift;

o    Is consistent with customary business practices;

o    Is not excessive in value;

o    Cannot be construed as a bribe or payoff; and

o    Does not violate applicable laws or regulations.

         In addition to meeting the foregoing criteria, such gift or entertainment must conform to all other requirements of this Code of Business Conduct.

         Gifts received that do not meet the foregoing criteria must be returned or, if return is not practical, given to the Corporate Compliance Committee who will donate the gift to a charitable organization and inform the giver of its disposition.


         Unless the giving, providing or receiving of the gift or entertainment falls within the definition of Exempt Gifts and Entertainment below, a memorandum requesting approval and describing the proposed gift or entertainment, including its purpose, signed by an employee of the Company shall be delivered to, and approved by, the Chief Compliance Officer.

         If the value of the gift or entertainment exceeds $1,000 per individual recipient, specific prior written approval of the Chief Compliance Officer is required.

Exempt Gifts and Entertainment. If they meet all of the general requirements listed in the box above, the following gifts and entertainment shall be exempt from the requirements of the preceding paragraphs:

o Business courtesy entertainment provided to others. Entertainment, including meals, that is infrequent (in respect of the same recipient), arises out of the usual course of business, involves a





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     reasonable expense (as defined below), does not obligate the recipient in any manner and is reasonable and appropriate for the individuals involved and the business at hand. Ordinarily, such entertainment would be given in the context of conducting business discussions or advancing business relationships and, in the case of a domestic government official, generally provided on Company, customer or provider premises.

o Business courtesy gifts given to others. Gifts given to providers, customers and potential suppliers as to which the presentation and acceptance are lawful and a normal business practice and the gift itself is reasonable and appropriate for the individuals involved and the business at hand and of nominal value (as defined below). Ordinarily, such a gift to a domestic government official would be clearly promotional in nature, marked with a Company logo or other identification and made generally available by the Company.

o Gifts and entertainment received from others. Gifts, meals or entertainment received by Company employees that is infrequent (in respect of the same provider), arises out of the usual course of business, involves reasonable expense or nominal value (as defined below), does not obligate the recipient in any manner and is reasonable and appropriate for the individuals involved and the business at hand.

o    Reasonable expense and nominal value defined. For purposes of clauses (i),
     (ii) and (iii) above, reasonable expense for entertainment and nominal value for a gift shall in each case be the lesser of $100 or the amount permitted by applicable law or regulation, in the case of a domestic government official, and not more than $200 in the case of any other individual recipient.

         The provision of gifts and entertainment to government officials is often constrained or prohibited by applicable laws and regulations. Therefore, it is essential to consult and comply with all applicable laws and regulations before providing any gift or entertainment, regardless of its value to a government official.

                              Conflicts of Interest

         An employee may not participate in any activities that could conflict with his/her responsibilities with the Company.

         A "conflict of interest" exists when a person's private interest interferes in any way, or even appears to interfere, with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

         Conflicts of interest are prohibited as a matter of Company policy. Each employee, officer and director is expected to avoid any outside activity, financial interest or relationship that may present a possible conflict of interest or the appearance of a conflict.

         An employee should discuss any actual or potential conflict of interest with his/her supervisor, who may in turn refer the matter to the Chief Compliance Officer or Corporate Compliance Committee. Alternatively, the employee may communicate directly with the Corporate Compliance Committee. It is the employee's duty to report any known conflict of interest to his/her supervisor, the Chief Compliance Officer or the Corporate Compliance Committee and to seek prior written approval in accordance with applicable Corporate Policy before engaging in an activity that may result in a conflict of interest.



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Family Members. An employee must not knowingly conduct business on behalf of the
Company with family members (spouse, parents, children and in-laws) or an organization with which any family member is associated unless specific written approval has been granted in advance by the Corporate Compliance Committee.

Ownership in Other Businesses. An employee's ownership or financial interest in any business enterprise that does or seeks to do business with (as a supplier, customer, lessor, lessee or agent), or is in competition with, the Company, may also create the reality or appearance of a conflict of interest. Such a conflict of interest does not exist if (i) the enterprise is a corporation whose securities are listed on a national securities exchange, are quoted on NASDAQ or are customarily traded at least once a week on an over-the-counter market, and the employee's interest in the enterprise does not exceed the greater of $25,000 or 20% of the value of the employee's total investment in business enterprises or (ii) the ownership is through a widely-held mutual fund.

Outside Activities and Employment. Without prior written consent of the Corporate Compliance Committee, no employee may serve (even without compensation) as a consultant to, or as a director, officer, or part-time employee of a company that competes with, or does or seeks to do, business with the Company.

Corporate Opportunities. Employees, officers and directors are prohibited from
(a) taking for themselves personal opportunities that are properly within the scope of the Company's activities, (b) using corporate property, information or position for personal gain, and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests to the best of their abilities.

The direct or indirect use of Company funds or assets for political contributions is prohibited unless authorized by the Board of Directors. Lobbying in any form on behalf of the Company is prohibited unless approved by the Company.

                 Political Contributions and Lobbying Activities

Political Contributions. U.S. corporations are barred by federal law from making political contributions in connection with federal elections. Many states and foreign jurisdictions have similar prohibitions. Therefore, except as permitted by such laws and authorized by the Company's
Board of Directors:

o No funds shall be contributed to any political organization or to any individual who holds or is a candidate for public office.

o Except for Company-approved political action committees, business groups and trade associations, the Company shall not support any organization that raises funds for political purposes.

Lobbying Activities. Without prior approval of the Company's Chief Executive Officer, no employee, agent or representative may contact on behalf of the Company any federal, state or local government official or member or an employee of a legislative body or government agency or department for the purpose of influencing policy, legislation, agency regulations or any other official action. Prior to any lobbying efforts, the Company and the employee may have to register with the appropriate governmental entity.

Personal Activities. The Company encourages employees to participate in the political process on their own time. Employees have a right to make political contributions in their own name and from their own assets. Employees will not be required by the Company to make any political contributions. Employees will not be reimbursed or compensated by the Company for any political contributions.


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                   Protecting Company Property and Information

         Each employee should ensure that Company property and information are used only for Company business.

Protection of Company Property and Assets. The Company's assets, such as office equipment, production equipment and products, must not be used for personal reasons, except as may be specifically authorized by Corporate Policies. These assets should not be taken out of Company facilities unless necessary and authorized in connection with Company work. Incidental or occasional use of Company office equipment, such as telephones, computers or copy machine is permitted. However, excessive use of such equipment is not permitted and may result in disciplinary action.

         The Company's assets also include confidential and proprietary information relating to the present or planned business activities or assets of the Company that have not been released publicly by the Company. Confidential information includes, for example, pricing, inventions, financial data, trade secrets and know-how, acquisition and divestiture opportunities, marketing and sales programs, research and development information and customer and supplier information.

         No employee should disclose the Company's confidential or proprietary information to anyone within or outside the Company unless the recipient legitimately needs the information to carry on his assigned responsibilities as an employee with the Company, or is an outsider who has been properly authorized by management to receive such information. Inquiries from the press media, investors or the public regarding the Company should only be answered by the officers and employees designated to respond to such inquiries. The obligation not to disclose the Company's confidential or proprietary information continues after employment with the Company terminates.

Protection of Company Intellectual Property. Innovations and ideas concerning products or manufacturing processes may be eligible for patent, copyright, trademark, or other trade protection. All management, technical and other employees who may make, conceive or learn about an invention, discovery, improvement or idea, whether or not patentable, are required to sign a "Proprietary Rights and Consulting Agreement" providing that any such invention, discovery, improvement or idea becomes the property of the Company. Consult with the Company's Law Department for details.

         The obligation to maintain the confidentiality of information may be subject to legal or regulatory requirements to disclose that information. In such cases, the Company's Law Department will assist in determining what disclosure is required.

                                 Securities Laws

         The laws of many countries, particularly the U.S., prohibit an employee from purchasing or selling Company stock or other securities for personal profit based on information not available to the public but know because of the employee's work at the Company.

Use of Inside Information and Securities Trading. In the course of business activities, an employee may become aware of nonpublic information regarding the business, operations or securities of the Company. The securities laws and Corporate Policy prohibit trading securities on the basis of such nonpublic information (often called "inside information") if it is material. Information is deemed to be material if an investor would consider it important in deciding whether to buy, sell, or hold securities. Examples of items that may be material include:

o    Financial results and forecasts.

o    Possible mergers, acquisitions, divestitures and investments.



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o    Obtaining or losing important contracts.

o    Significant discoveries

o    Major litigation developments

         Information is considered to be nonpublic unless it has been adequately disclosed to the public and there has been sufficient time and opportunity for the market as a whole to assimilate the information. Generally, this means that the information has been available to the public for at least one business day.

         An employee who is aware of nonpublic material information related to the Company, or to firms negotiating or competing with the Company, may not buy or sell shares or other securities of the Company or these firms. Such information may not be disclosed to anyone, other than Company employees or appropriate agents or representatives who have established their need to know, until the information has been adequately disclosed to the public by authorized Company officials.

         Consult the Company's Finance or Law Department if you have any question as to whether certain information is material or has been adequately disclosed to the public. All Company executive officers must consult with the Company's Chief Financial Officer or General Counsel before engaging in any transactions involving the Company's Securities.

              Antitrust Laws, Restrictive Trade Practices, Boycotts
                      and Technology Transfer Restrictions

         An employee should not discuss or enter into any agreements or understandings with any competitors of the Company concerning either the Company's prices, markets, marketing activities or customers.

Antitrust Laws and Restrictive Trade Practices. The Company's policy is to conduct its business activities in accordance with all applicable antitrust, competition and trade practice laws. These antitrust laws prohibit, among other things, price fixing. In other words, the Company must make its pricing decisions independently of its competitors. The exchange of sensitive information with competitors, such as product prices, profit margins, billing practices or other information that may facilitate reaching an agreement on prices, can pose substantial risk under the antitrust laws. Other activities prohibited by the antitrust laws include: market and customer allocation; group boycotts/refusals to deal; resale price maintenance; unlawful tying; unlawful exclusivity agreements; monopolization; price discrimination; unlawful termination of dealers, suppliers or distributors; and, under certain circumstances, attempts to engage in these types of activities.

         Any agreement or joint activity involving the Company and another party, the intent or effect of which is to reduce competition, may violate the antitrust laws. Unlawful agreements need not take the form of a written contract or consist of express commitments or mutual assurances. Courts sometimes infer agreements based on "loose talk," informal discussions or the mere exchange of information between competitors from which pricing agreements or other collusion could result.

         In all contacts with competitors, including social activities or trade association meetings, avoid discussing pricing policy, terms and conditions of sale or credit (other than in arms-length negotiations), costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities, allocation or division of territories, sales customers or jobs, boycotts, or any other competitively sensitive or proprietary or confidential information. If a competitor raises any such topic, even lightly or with apparent innocence, employees should object, stop the conversation immediately, and tell the competitor that under no circumstances are these matters to be discussed. If necessary, employees should leave the meeting. Employees

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must immediately report any discussion, action, or transaction that may involve prohibited conduct to the Chief Compliance Officer or the Corporate Compliance Committee.

         The U.S. antitrust laws can also apply to conduct that takes place outside the U.S. if such conduct has a direct, substantial and reasonably foreseeable effect on commerce within the U.S. In addition, many countries have their own antitrust laws. The antitrust laws of the European Union and certain other countries generally impose more stringent rules than in the U.S. with respect to many types of business practices, including, among others; distribution agreements; patent, copyright, and trademark licenses; rebates and discounts to customers; and pricing policy generally.

         Violations of the antitrust laws can result in both criminal and civil penalties for the Company and the individuals involved. Contact the Chief Compliance Officer for advice and assistance before taking any action that might involve these laws.

Boycotts. The Company will not directly or indirectly engage in any activity that could have the effect of promoting a boycott or restrictive trade practice fostered by a foreign country against customers or suppliers located in a country friendly to the U.S. or against a U.S. person, firm or corporation. Since U.S. law requires that a request to participate in such an activity be reported promptly to the U.S. Government, the advice of the Chief Compliance Officer should be sought immediately and prior to any action upon such a request.

Export Controls and Technology Transfer Restrictions. Under no circumstances will sales be made contrary to United States export laws or regulations. Transmission of technical data and U.S. origin products may require a U.S. export license, even for oral or written disclosure to a foreign person in the U.S. All exports shall comply with the Company's Export Control Compliance Memorandum. Serious consequences, including fines and the loss of export privileges, can result if an item or technology that requires a license is exported or disclosed without a proper license. If there are any questions as to whether a license is needed, check first with the Chief Compliance Officer.
























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